Exhibit 99.1

Unaudited pro forma combined financial information

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of (i) the acquisition of Allergan, Inc. (“Legacy Allergan”) by Actavis plc, which closed on March 17, 2015 (the “Legacy Allergan Acquisition”), (ii) the acquisition of Forest Laboratories, Inc. (“Forest”) by Actavis plc which closed on July 1, 2014, (the “Forest Acquisition”), (iii) the acquisition of Aptalis Holdings Inc. (“Aptalis”) by Forest, which closed on January 31, 2014 (the “Aptalis Acquisition”), and (iv) the related financings to fund the acquisitions referenced in (i), (ii) and (iii) and based on the historical financial position and results of operations of Allergan. The following unaudited pro forma combined financial information does not, however, illustrate the effect of the Company’s pending acquisition of KYTHERA Biopharmaceuticals, Inc.

References throughout to “we,” “our,” “us,” “Allergan,” or the “Company” refer to Allergan plc.

The fiscal years of the Company and Legacy Allergan ended on December 31. The fiscal years of Forest and Aptalis ended on March 31 and September 30, respectively. The following unaudited pro forma combined statement of operations for the three months ended March 31, 2015 was prepared based on (i) the historical consolidated statement of operations of the Company for the three months ended March 31, 2015 and (ii) the historical consolidated statement of operations of Legacy Allergan for the period of January 1, 2015 through March 16, 2015. The following unaudited pro forma combined statement of operations for the year ended December 31, 2014 was prepared based on (i) the historical consolidated statement of operations of the Company for the year ended December 31, 2014, (ii) the historical consolidated statement of operations of Legacy Allergan for the year ended December 31, 2014, (iii) the historical consolidated statement of operations of Forest for the six months ended June 30, 2014, which was derived by subtracting the consolidated statement of operations for the nine months ended December 31, 2013 and adding the consolidated statement of operations for the fiscal year ended March 31, 2014 from and to the consolidated statement of operations for the three months ended June 30, 2014, and (iv) the historical consolidated statement of operations of Aptalis for the one month ended January 31, 2014.

The Legacy Allergan Acquisition, the Forest Acquisition and the Aptalis Acquisition have been accounted for as business combinations using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations,” (“ASC 805”). The unaudited pro forma combined financial information set forth below primarily give effect to the following:

•	Effect of application of the acquisition method of accounting in connection with the acquisitions referred to above;

•	Effect of issuing the indebtedness to partially fund of the acquisitions;

•	Effect of issuing the ordinary shares to partially fund the acquisitions;

•	Effect of issuing the Mandatory Convertible Preferred Shares to partially fund the Legacy Allergan acquisition; and

•	Effect of transaction costs incurred in connection with the acquisitions and financings.

The pro forma adjustments are based upon available information and certain assumptions, described in the accompanying notes to the unaudited pro forma combined financial information that Company management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma combined financial information. Under ASC 805, assets acquired and liabilities assumed are recorded at fair value. The fair value of identifiable tangible and intangible assets acquired and liabilities assumed from the acquisitions are based on an estimate of fair value as of the acquisition dates. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed is recognized as goodwill. Significant judgment is required in determining the estimated fair values of in-process research and development (“IPR&D”), identifiable intangible assets and certain other assets and liabilities. Such a valuation requires estimates and assumptions including, but not limited to, determining the timing and estimated costs to complete each in-process project, projecting the timing of regulatory approvals, estimating future cash flows and direct costs in addition to developing the appropriate discount rates and current market profit margins. Company management believes the fair values recognized for the assets acquired and the liabilities assumed, based in part on preliminary valuations, are based on reasonable estimates and assumptions.

The unaudited pro forma combined statements of operations for the three months ended March 31, 2015 and the fiscal year ended December 31, 2014 assume all of the transactions were completed on January 1, 2014. The unaudited pro forma combined financial information has been prepared by Company management in accordance with SEC Regulation S-X Article 11 for illustrative purposes only and is not necessarily indicative of the combined results of operations that would have been realized had the transactions been completed as of the date indicated, nor is it meant to be indicative of any anticipated combined future results of operations that the Company will experience. In addition, the accompanying unaudited pro forma combined statements of operations do not include any pro forma adjustments to reflect expected cost savings which may be achievable or restructuring actions or the impact of any non-recurring activity and one-time transaction related costs.

Certain financial information of Legacy Allergan, Forest and Aptalis, as presented in their respective consolidated financial statements, has been reclassified to conform to the historical presentation in Allergan’s consolidated financial statements for purposes of preparation of the unaudited pro forma combined financial information.

Allergan plc

Unaudited pro forma combined statement of operations

For the three months ended March 31, 2015

(In millions, except for per share data)	Historical Allergan plc	Historical Legacy Allergan	Legacy Allergan Acquisition Adjustments	Legacy Allergan Financing Adjustments	Footnote Reference	Allergan plc Pro Forma
Net revenues	4,234.2	$1,525.0	$(2.0)	$—	5a	5,757.2

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	1,713.4	141.3	(6.0)	—	5a, 5b	1,848.7
Research and development	431.0	179.1	(16.0)	—	5b	594.1
Selling and marketing	735.5	372.6	(25.8)	—	5b	1,082.3
General and administrative	693.0	122.8	(89.0)	—	5b, 5c	726.8
Amortization	925.4	21.1	815.9	—	5d	1,762.4
Asset sales and impairments, net	57.8	—	—	—		57.8

Total operating expenses	4,556.1	836.9	679.1	—		6,072.1

Operating (loss) / income	(321.9)	688.1	(681.1)	—		(314.9)

Non-Operating income (expense):
Interest income	1.8	1.0	—	—		2.8
Interest expense	(171.9)	(14.2)	—	(154.6)	5f	(340.7)
Other income (expense), net	(198.0)	5.0	232.1	—	5c	39.1

Total other income (expense), net	(368.1)	(8.2)	232.1	(154.6)		(298.8)

(Loss) / income before income taxes and noncontrolling interest	(690.0)	679.9	(449.0)	(154.6)		(613.7)
Provision / (benefit) for income taxes	(177.7)	234.3	(104.1)	—	5e, 5g	(47.5)

Net (loss) / income	(512.3)	445.6	(344.9)	(154.6)		(566.2)
(Income) attributable to noncontrolling interest	0.3	(0.6)	—	—		(0.3)

Net (loss) / income attributable to shareholders	(512.0)	445.0	(344.9)	(154.6)		(566.5)
Dividends on preferred stock	(23.2)	—	—	(46.4)	5h	(69.6)

Net (loss) / income attributable to ordinary shareholders	$(535.2)	$445.0	$(344.9)	$(201.0)		$(636.1)

(Loss) per share attributable to ordinary shareholders:
Basic	$(1.85)					$(1.62)

Diluted	$(1.85)					$(1.62)

Weighted average shares outstanding :
Basic	289.5					391.9

Diluted	289.5					391.9

See the accompanying notes to the unaudited pro forma combined financial information, which are an integral part of these pro forma financial statements.

Allergan plc

Unaudited pro forma combined statement of operations

For the year ended December 31, 2014

(In millions, except for per share data)	Historical Allergan plc	Historical Forest (after conforming reclassifications)	Aptalis Acquisition and Financing Adjustments	Footnote Reference	Forest Subtotal - After the Aptalis Acquisition	Forest Acquisition Adjustments	Forest Financing Adjustments	Footnote Reference	Pro Forma for Forest Acquisition	Historical Legacy Allergan (after conforming reclassifications)	Legacy Allergan Acquisition Adjustments	Legacy Allergan Financing Adjustments	Footnote Reference	Allergan plc Pro Forma
Net revenues	13,062.3	2,258.9	65.6	5t	$2,324.5	$(16.7)	$—	5i	$2,307.8	$7,237.9	$(12.5)	$—	5a	22,595.5

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	6,303.8	543.2	19.5	5t	562.7	(16.7)	—	5i	546.0	754.2	3.6	—	5a, 5b	7,607.6
Research and development	1,085.9	360.2	12.9	5t	373.1	45.7	—	5j	418.8	1,251.8	67.6	—	5b	2,824.1
Selling and marketing	1,850.0	699.9	9.6	5t	709.5	60.5	—	5j	770.0	2,179.5	107.4	—	5b	4,906.9
General and administrative	1,743.2	434.4	107.5	5p, 5t	541.9	24.7	—	5k	566.6	902.7	(38.5)	—	5b, 5c	3,174.0
Amortization	2,597.5	81.8	24.3	5q, 5t	106.1	849.2	—	5l	955.3	112.4	3,463.8	—	5d	7,129.0
Goodwill impairment	17.3	—	—		—	—			—	—	—	—		17.3
In-process research and development impairments	424.3	—	—		—	—	—		—	—	—	—		424.3
Loss on assets held for sale	190.8	—	—		—	—	—		—	—	—	—		190.8
Asset sales, impairments, and contingent consideration adjustment, net	117.2	—	0.2	5t	0.2	—	—		0.2	28.0	—	—		145.4

Total operating expenses	14,330.0	2,119.5	174.0		2,293.5	963.4	—		3,256.9	5,228.6	3,603.9	—		26,419.4

Operating (loss) / income	(1,267.7)	139.4	(108.4)		31.0	(980.1)	—		(949.1)	2,009.3	(3,616.4)	—		(3,823.9)

Non-Operating income (expense):
Interest income	8.9	13.8	—		13.8	—	—		13.8	7.7	—	—		30.4
Interest expense	(411.8)	(87.1)	(7.1)	5r, 5t	(94.2)	—	(81.2)	5n	(175.4)	(69.4)	—	(786.6)	5f	(1,443.2)
Other income (expense), net	(41.5)	4.3	—		4.3	—	—		4.3	41.7	47.7	—	5c	52.2

Total other income (expense), net	(444.4)	(69.0)	(7.1)		(76.1)	—	(81.2)		(157.3)	(20.0)	47.7	(786.6)		(1,360.6)

(Loss) / income before income taxes and noncontrolling interest	(1,712.1)	70.4	(115.5)		(45.1)	(980.1)	(81.2)		(1,106.4)	1,989.3	(3,568.7)	(786.6)		(5,184.5)
Provision / (benefit) for income taxes	(81.9)	(74.7)	15.0	5s, 5t	(59.7)	(127.3)	—	5m, 5o	(187.0)	456.7	(814.4)	—	5e, 5g	(626.6)

Net (loss) / income	(1,630.2)	145.1	(130.5)		14.6	(852.8)	(81.2)		(919.4)	1,532.6	(2,754.3)	(786.6)		(4,557.9)
(Income) attributable to noncontrolling interest	(0.3)	—	—		—	—	—		—	(4.6)	—	—		(4.9)
Net (loss) / income attributable to shareholders	(1,630.5)	145.1	(130.5)		14.6	(852.8)	(81.2)		(919.4)	1,528.0	(2,754.3)	(786.6)		(4,562.8)

Dividends on preferred stock	—	—	—		—	—	—		—	—	—	(278.3)	5h	(278.3)

Net (loss) / income attributable to ordinary shareholders	$(1,630.5)	$145.1	$(130.5)		$14.6	$(852.8)	$(81.2)		$(919.4)	$1,528.0	$(2,754.3)	$(1,064.9)		$(4,841.1)

(Loss) per share attributable to ordinary shareholders:
Basic	$(7.42)													$(12.48)

Diluted	$(7.42)													$(12.48)

Weighted average shares outstanding:
Basic	219.7													387.9

Diluted	219.7													387.9

See the accompanying notes to the unaudited pro forma combined financial information, which are an integral part of these pro forma financial statements.

1. Description of transactions

The Legacy Allergan Acquisition:    On March 17, 2015, the Company acquired Legacy Allergan for approximately $77.0 billion including outstanding indebtedness assumed of $2.2 billion, cash consideration of $40.1 billion and equity consideration of $34.7 billion, which included the assumption of outstanding Legacy Allergan equity awards (the “Legacy Allergan Acquisition”). Under the terms of the merger agreement for the Legacy Allergan Acquisition, Legacy Allergan shareholders received 111.2 million of the Company’s ordinary shares, 7.0 million of the Company’s non-qualified stock options and 0.5 million of the Company’s share units.

The Company’s historical consolidated statement of operations for the three months ended March 31, 2015 includes results of operations of Legacy Allergan since March 17, 2015.

Forest Acquisition:    On July 1, 2014, the Company acquired Forest for $30.9 billion, including outstanding indebtedness assumed of $3.3 billion, equity consideration of $20.6 billion, which included the assumption of outstanding Forest equity awards, and cash consideration of $7.1 billion (the “Forest Acquisition”). Under the terms of the Forest Acquisition, Forest stockholders and holders of Forest equity awards received 89.8 million of the Company’s ordinary shares, 6.1 million of the Company’s non-qualified stock options and 1.1 million of the Company’s share units. Included in the consideration is the portion of outstanding equity awards deemed to have been earned as of July 1, 2014 of $568.1 million (amount deemed not to have been earned as of July 1, 2014 was $570.4 million).

The Company’s historical consolidated statement of operations includes results of operations of Forest since July 1, 2014.

Aptalis Acquisition:    On January 31, 2014, Forest acquired Aptalis in a series of merger transactions for an aggregate purchase price equal to the total enterprise value of Aptalis, plus the aggregate exercise price applicable to Aptalis’ outstanding options and other equity awards, plus the amount of closing date cash, minus Aptalis’ existing indebtedness, minus certain selling stockholders’ expenses.

2. Basis of presentation

The historical consolidated financial information of the Company has been adjusted in the accompanying unaudited pro forma combined financial information to give effect to pro forma events that are (i) directly attributable to the transactions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statements of operations, are expected to have a continuing impact on the results of operations.

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date.

The acquisition method of accounting uses the fair value concepts defined in ASC 820, “Fair Value Measurement,” (referred to herein as “ASC 820”) as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

3. Historical Legacy Allergan

Financial information of Legacy Allergan in the unaudited pro forma combined statements of operations in the “Historical Legacy Allergan” column represents the historical consolidated statement of earnings of Legacy Allergan for the three months ended March 31, 2015 for the period when it was a stand-alone entity. Financial information of Legacy Allergan in the unaudited pro forma combined statements of operations in the “Historical Legacy Allergan (after conforming reclassifications)” column represents the historical consolidated statement of earnings of Legacy Allergan for the year ended December 31, 2014. Such financial information has been reclassified or classified to conform to the historical presentation in the Company’s consolidated financial statements as set forth below (in millions). Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of Legacy Allergan.

Reclassifications and classifications in the unaudited pro forma combined statement of operations for the year ended December 31, 2014

	Before reclassification		Reclassification		After reclassification
Net revenue	$7,237.9	(i)			$7,237.9
Cost of sales	842.4		$(88.2	) (vi,vii)	754.2
Selling and marketing			2,179.5	(v-vii)	2,179.5
General and administrative	2,837.2	(ii)	(1,934.5	) (iv-vi)	902.7
Research and development	1,191.6		60.2	(vi)	1,251.8
Asset sales, impairments, contingent consideration adjustments, net	245.0	(iii)	(217.0	) (iv)	28.0

(i)	Includes “Total revenue” of $7,237.9 million.

(ii)	Includes “Selling, general and administrative” of $2,837.2 million.

(iii)	Includes “Restructuring charges” of $245.0 million.

(iv)	Represents the reclassification of “Selling, general and administrative” of $28.0 million related to the loss on disposals of fixed assets.

(v)	Represents the reclassification of “Selling, general and administrative” of $2,004.2 million relating to selling and marketing activities.

(vi)	Represents the allocation of restructuring charges of $245.0 million to “Cost of sales” of $12.7 million, “Selling and marketing” of $74.4 million, “General and administrative” of $97.7 million and “Research and development” of $60.2 million.

(vii)	Represents the reclassification of “Cost of sales” from $100.9 million related to product distribution to customers for select fees treated as selling expenses.

4. Historical Forest

Financial information presented in the “Historical Forest (after conforming reclassifications)” column in the unaudited pro forma combined statement of operations of Forest for the year ended December 31, 2014, is for the six months Forest was a stand-alone entity and was derived by subtracting the consolidated statement of operations for the nine months ended December 31, 2013 and adding the consolidated statement of operations for the fiscal year ended March 31, 2014 from and to the consolidated statement of operations for the three months ended June 30, 2014 as follows (in millions):

	(A) Year ended March 31, 2014	(B) Nine months ended December 31, 2013	(C) Three months ended June 30, 2014	(D)=(A)-(B)+(C) Six months ended June 30, 2014
Total revenue	$3,646.9	$2,554.7	$1,166.7	$2,258.9
Cost of goods sold	760.6	511.4	319.1	568.3

Gross profit	2,886.3	2,043.3	847.6	1,690.6

Operating expenses
Selling, general and administrative	1,986.2	1,307.4	512.2	1,191.0
Research and development	788.3	596.3	168.2	360.2

Total operating expenses	2,774.5	1,903.7	680.4	1,551.2

Operating income	111.8	139.6	167.2	139.4
Interest and other income (expense), net	(30.2)	12.6	(26.2)	(69.0)

Income before income taxes	81.6	152.2	141.0	70.4
Income tax (benefit) expense	(83.7)	41.0	50.0	(74.7)

Net income	$165.3	$111.2	$91.0	$145.1

Financial information of Forest subsequent to July 1, 2014 is included in the results of the Company.

Financial information presented in the “Historical Forest (after conforming reclassifications)” column in the unaudited pro forma statement of operations for the year ended December 31, 2014, of which six months represents the Forest results, has been reclassified or classified to conform to the historical presentation in the Company’s consolidated financial statements as set forth below (in millions). Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of Forest.

Reclassifications and classifications in the unaudited pro forma combined statement of operations for the year ended December 31, 2014

	Before reclassification		Reclassification	After reclassification
Net revenues	$2,258.9	(i)	$—	$2,258.9
Cost of sales	568.3	(ii)	(25.1)	543.2
Selling and marketing	1,191.0	(iii)	(491.1)	699.9
General and administrative	—		434.4	434.4
Amortization	—		81.8	81.8
Loss on asset sales, impairments and contingent consideration adjustment, net	—		—	—
Interest income	(69.0	)(iv)	82.8	13.8
Interest expense	—		(87.1)	(87.1)
Other income (expense), net	—		4.3	4.3

(i)	Includes “Total revenue” of $2,258.9 million.

(ii)	Includes “Amortization” of $25.1 million.

(iii)	Includes “General and administrative expense” of $434.4 million and “Amortization” of $56.7 million.

(iv)	Includes “Interest and other income (expense), net” of $(69.0) million.

5. Unaudited pro forma combined statement of operations adjustments

Adjustments related to the Legacy Allergan Acquisition

Adjustments included in the “Legacy Allergan Acquisition Adjustments” column in the accompanying unaudited pro forma combined statements of operations are as follows:

a.	Represents the elimination of net revenues and cost of sales for product sales of $2.0 million and $12.5 million for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively, between the Company and Legacy Allergan.

b.	Represents the adjustment to stock-based compensation of $(56.4) million and $235.7 million for the three months ended March 31, 2015 and for the year ended December 31, 2014, respectively, in connection with the replacement equity awards granted at the close of the acquisition. The replacement charge is accounted for as a modification to the awards. The three months ended March 31, 2015 reflect the reversal of certain stock-based compensation recognized by the Company that are reflected in the pro forma 2014 statement of operations herein.

c.	Represents the elimination of transaction costs that have been incurred by the Company and Legacy Allergan related to the Legacy Allergan Acquisition included in general and administrative expenses of $78.4 million and $83.1 million for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively, as well as bridge loan commitment fees included as a component of other (income) expense, net of $232.1 million and $47.7 million, respectively.

d.	Represents increased amortization for the fair value of identified intangible assets with definite lives. The increase in amortization expense for intangible assets is based on the actual useful lives assigned to each product as follows:

	Amount recognized as of the acquisition date	Weighted average useful lives (years)	Three Months Ended March 31, 2015	Year Ended December 31, 2014
Definite lived assets
Restasis ®	$3,970.0	4.0
Refresh® / Optive ®	2,720.0	7.6
Other Eye Care Products	6,690.0	4.2
Botox ®	22,570.0	8.0
Aczone ®	160.0	1.3
Other Skin Products	820.0	5.0
Other Aesthetics	6,370.0	6.0

Total CMP	43,300.0	6.7

Trade name	700.0	4.5
Customer relationships	1,050.5	3.4

Total definite lived assets	45,050.5	6.6

In-process research and development
Eye Care	6,460.0
Botox ®	810.0
Aesthetics	2,620.0
Other	1,120.0

	11,010.0

Total Intangible Assets	$56,060.5		$979.3	$3,576.2

Less Legacy Allergan and portion included in the Company’s historical results			(163.4)	(112.4)

			$815.9	$3,463.8

e.	Represents the income tax effect for unaudited pro forma combined statement of operations adjustments related to the Legacy Allergan Acquisition using a 23.2% weighted average statutory tax rate where most of Legacy Allergan’s taxable income was generated historically, offset, in part, by the removal of historical tax expenses related to the adjusted line items.

Adjustments included in the “Legacy Allergan Financing Adjustments” column in the accompanying unaudited pro forma combined statement of operations are as follows:

f.	Represents estimated interest expense, including amortization of deferred financing costs based on effective interest rate method, related to the term loan indebtedness and senior notes issued and acquired in connection with the Legacy Allergan Acquisition as follows (in millions):

Senior Notes:	Indebtedness Incurred	Pro Forma Impact on Interest Expense for the three months ended March 31, 2015	Pro Forma Impact on Interest Expense for the year ended December 31, 2014:
Floating Rate Notes
$500.0 million floating rate notes due September 1, 2016	$500.0
$500.0 million floating rate notes due March 12, 2018	500.0
$500.0 million floating rate notes due March 12, 2020	500.0

	1,500.0	4.8	24.2

Fixed Rate Notes
$800.0 million 5.750% notes due April 1, 2016	800.0
$1,000.0 million 1.850% notes due March 1, 2017	1,000.0
$3,000.0 million 2.350% notes due March 12, 2018	3,000.0
$250.0 million 1.350% notes due March 15, 2018	250.0
$3,500.0 million 3.000% notes due March 12, 2020	3,500.0
$650.0 million 3.375% notes due September 15, 2020	650.0
$3,000.0 million 3.450% notes due March 15, 2022	3,000.0
$350.0 million 2.800% notes due March 15, 2023	350.0
$4,000.0 million 3.800% notes due March 15, 2025	4,000.0
$2,500.0 million 4.550% notes due March 15, 2035	2,500.0
$2,500.0 million 4.750% notes due March 15, 2045	2,500.0

	21,550.0	145.5	745.6

Total Senior Notes Gross	23,050.0	150.3	769.8

Unamortized premium	58.6	1.7	8.5
Unamortized discount	(65.5)	(6.2)	(31.6)

Total Senior Notes Net	23,043.1	145.8	746.7

Term Loan Indebtedness:
Three Year Tranche variable rate debt maturing March 17, 2018	2,750.0
Five Year Tranche variable rate debt maturing March 17, 2020	2,750.0

Other Indebtedness	5,500.0	15.4	77.9
Other	75.9

Other and Debt Issuance Costs	75.9	7.6	31.4
Less Legacy Allergan interest		(14.2)	(69.4)

Total Indebtedness	$28,619.0	$154.6	$786.6

g.	Based on the financing structure of the newly issued indebtedness, no tax benefit is assumed.

h.	Amounts represent dividends on preferred shares.

Adjustments related to the Forest Acquisition

Adjustments included in the “Forest Acquisition Adjustments” column in the accompanying unaudited pro forma combined statement of operations for the year ended December 31, 2014 are as follows:

i.	Represents the elimination of net revenues and cost of sales of product sales of $16.7 million for the year ended December 31, 2014, between the Company and Forest after the Aptalis Acquisition.

j.	Represents the stock-based compensation in connection with the replacement equity awards granted at the close of the Forest Acquisition.

k.	Represents the stock-based compensation of $55.8 million for the year ended December 31, 2014, in connection with the replacement equity awards granted at the close of the Forest Acquisition. For the year ended December 31, 2014, this has been offset by the reversal of M&A costs of $(30.7) million and $(0.4) million recorded by the Company and Forest, respectively in connection with the Forest Acquisition.

l.	Represents increased amortization for the fair value of identified intangible assets with definite lives for the year ended December 31, 2014. The increase in amortization expense for intangible assets is based on the actual useful lives assigned to each product as follows:

(in millions)	Amount recognized as of acquisition date	Weighted average lives (years)	Year ended December 31, 2014
CMP:
Namenda Franchise	$2,125.0	1.7
Bystolic Franchise	1,810.0	3.3
Linzess	1,052.0	5.0
Zenpep	978.0	6.8
Carafate	915.0	6.2
Armour Thyroid	747.0	5.9
Viibryd	413.0	4.5
Fetzima	392.0	5.0
Teflaro	343.0	3.0
Canasa	327.0	2.6
Daliresp	269.0	3.5
Other CMP Products	1,904.0	5.7
	$11,275.0	4.3

IPR&D:
Gastroenterology	791.0
Central nervous system	304.0
Cardiovascular	193.0
Other	74.0
	$1,362.0

Customer relationships	67.0	4.5
Other	173.5	4.2

Total identifiable intangible assets	$12,877.5		$955.3

Less historical amortization inclusive of Aptalis deal			106.1

			$849.2

m.	Represents the income tax effect for unaudited pro forma combined statement of operations adjustments related to the Forest Acquisition using a 13% blended statutory tax rate primarily related to the United States and Ireland, for the year ended December 31, 2014. These two countries are where most of Forest’s taxable income was generated historically.

Adjustments included in the “Forest Financing Adjustments” column in the accompanying unaudited pro forma combined statement of operations are as follows:

n.	Represents estimated interest expense, including amortization of deferred financing costs based on effective interest rate method, related to the term facilities and the notes associated with the Forest Acquisition as follows:

(in millions)	Year ended December 31, 2014
Term facilities (Forest Acquisition)	$20.1
Notes (Forest Acquisition)	61.1

Total net financing	$81.2

For the term facilities associated with the Forest Acquisition of $2,000.0 million, a five year maturity was assumed. For the notes associated with the Forest Acquisition, various maturity dates were assumed ranging from 2017 to 2044. The assumed interest rate for these borrowings was 3.3% on a weighted average basis. Interest expense from the cash bridge loans associated with the Forest Acquisition was not reflected in the unaudited combined pro forma statement of operations as it will not have a continuing impact due to the short-term nature.

o.	Represents the income tax effect for unaudited pro forma combined statement of operations adjustments related to the financing for the Forest Acquisition using a 0% tax rate, as that is the rate for the debt issued for the transaction in Luxembourg.

Adjustments related to the Aptalis Acquisition

Adjustments included in the “Aptalis Acquisition and Financing Adjustments” column in the accompanying unaudited pro forma combined statement of operations for the year ended December 31, 2014 is as follows:

p.	Represents $38.7 million of M&A costs incurred for the year ended December 31, 2014.

q.	Represents increased amortization resulting in the Aptalis Acquisition by Forest for the fair value of identified intangible assets with definite lives as follows (in millions):

	Weighted average useful lives	Fair value	One month ended January 30, 2014
CMP intangible assets	10	$2,912.2	$24.3
Less historical amortization			5.3

			$19.0

r.	Represents (a) new interest expense related to the $1,050.0 million of Forest’s 4.375% notes due 2019 and $750.0 million of Forest’s 4.875% notes due 2021, issued in January 2014 for the year ended December 31, 2014, (b) the elimination of Aptalis’ historical interest expense of $60.6 million (inclusive of termination charges) for the year ended December 31, 2014 in connection with the repayment of Aptalis’ existing long-term debt in the principal amount of $1,250.0 million upon the Aptalis Acquisition as follows (in millions):

One month ended January 30, 2014
New interest expense from Forest’s 4.375% Notes	$4.0
New interest expense from Forest’s 4.875% Notes	3.1
New interest expense from Forest’s 5.000% Notes	—
Elimination of Aptalis’ historical interest (income)	(60.6)

Total expense / (income)	$(53.5)

s.	Represents the income tax effect for unaudited pro forma combined statement of operations adjustments related to the Aptalis Acquisition and the related financing using a 24.1% weighted average blended statutory tax rate of the United States, Canada and Ireland, where most of Aptalis’ taxable income was generated historically.

t.	Financial information presented in the “Aptalis Acquisition and Financing Adjustments” column in the unaudited pro forma combined statement of operations for the year ended December 31, 2014 includes Aptalis historical activities for the one month ended January 30, 2014 prior to the close of the Aptalis Acquisition.

6. Earnings per share

The unaudited pro forma combined basic and diluted earnings per share calculations are based on Allergan plc’s consolidated basic and diluted weighted average number of shares. The pro forma weighted average number of shares outstanding reflects the following adjustments assumed to occur on January 1, 2014:

•	Elimination of Legacy Allergan historical common stock;

•	The issuance of 111.2 million Allergan plc ordinary shares to Legacy Allergan stockholders in the Legacy Allergan Acquisition;

•	The issuance of 14.5 million Allergan plc ordinary shares issued in connection with the financing for the Legacy Allergan Acquisition;

•	The issuance of 89.8 million Allergan plc ordinary shares associated with the Forest Acquisition; and

•	Excludes the impact of the issuance of preferred shares as their impact would be anti-dilutive.